Exhibit 99.1

Cyanotech Corporation Form 8-K	September 21, 2006

News Release	Contact: Bruce Russell
Russell Communications Group
brucerussell@mac.com

Cyanotech Board Approves 1-for-4 Reverse Stock Split and Other News

KAILUA KONA, Hawaii (September 21, 2006) – Cyanotech Corporation (Nasdaq Capital Market: CYAN) announced today that its Board of Directors at a meeting held on September 15, 2006 authorized a one for four shares reverse stock split of its common stock to take effect on the date a Certificate of Change relating thereto is filed with the Secretary of State of the State of Nevada or at such later date as may be specified in such Certificate not to exceed 90 days after such filing.  The reverse stock split is expected to become effective, taking into account the time required to print stock certificates and to complete other details, no later than November 17, 2006.

As previously reported, the Company has appealed a Nasdaq notice that its common stock is subject to delisting from the Nasdaq stock market for its failure to file its Form 10-Q report for the quarter ended June 30, 2006.  The Company is also subject to delisting for failure of the stock to trade at $1.00 per share or above.  The hearing on the failure to file deficiency appeal is to be held on October 12, 2006. That hearing will also consider the $1.00 per share trading deficiency, previously announced, which made the stock subject to delisting on November 26, 2006.

The reverse stock split decision by the Board was taken to bring the outstanding shares of common stock in line with the Company’s size and value and to bring the price of such stock into compliance with the NASDAQ listing requirement of at least $1.00 per share.  The closing price of the Company’s common stock on Nasdaq on September 20, 2006 was $0.47 per share. On such date there were 20,928,265 shares of the common stock outstanding.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com